UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2009
Brigham Exploration Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34224 (Commission File Number)	75-2692967 (IRS Employer Identification No.)
6300 Bridgepoint Parkway
Building Two, Suite 500
Austin, Texas 78730
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (512) 427-3300

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On May 19, 2009, Brigham Exploration Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), with Credit Suisse Securities (USA) LLC and Jefferies & Company, Inc., as representatives for the several underwriters (“Underwriters”), to issue and sell to the Underwriters an aggregate of 32,000,000 shares of its common stock, $0.01 par value (the “Common Stock”). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 4,800,000 shares of Common Stock. On May 21, 2009, the Underwriters elected to purchase an additional 4,292,117 shares of Common Stock. The net proceeds from the sale of the 36,292,117 shares of Common Stock sold pursuant to the Underwriting Agreement were approximately $93.7 million (after deducting underwriting discounts and commissions and estimated expenses).
     A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The description of the Underwriting Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Underwriting Agreement.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibit 1.1 Underwriting Agreement, dated May 19, 2009 between the Company and Credit Suisse First Boston and Jefferies & Company, Inc., as representatives of the several underwriters named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHAM EXPLORATION COMPANY
Date: May 26, 2009	By:	/s/ Eugene B. Shepherd, Jr.
Eugene B. Shepherd, Jr.
Executive Vice President & Chief Financial Officer

INDEX TO EXHIBITS

Item Number	Exhibit

1.1	Underwriting Agreement, dated May 19, 2009 between the Company and Credit Suisse First Boston and Jefferies & Company, Inc., as representatives of the several underwriters named therein.